UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION

2017 Annual Meeting of Shareholders of

The Procter & Gamble Company

__________________________

PROXY STATEMENT

OF

THE TRIAN GROUP

_________________________

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY—BY PHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED

IMPORTANT

July [●], 2017

To Our Fellow P&G Shareholders:

This Proxy Statement (this “Proxy Statement”) and the enclosed WHITE proxy card are being furnished to shareholders of The Procter & Gamble Company (“P&G” or the “Company”) in connection with the solicitation of proxies by Trian Partners, L.P., a Delaware limited partnership (“Trian Onshore”), Trian Partners Co-Investment Opportunities Fund, Ltd., a Cayman Islands exempted company with limited liability (“Co-Investment Fund,” and together with Trian Onshore, the “Nominating Funds”), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Trian Offshore”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel Fund I”), Trian Partners Master Fund (ERISA), L.P., a Cayman Islands limited partnership (“Trian ERISA”), Trian Partners Strategic Investment Fund-A, L.P., a Delaware limited partnership (“Strategic Fund-A”), Trian Partners Strategic Co-Investment Fund-A, L.P., a Delaware limited partnership (“Coinvest Fund-A”), Trian Partners Strategic Investment Fund-D, L.P., a Cayman Islands limited partnership (“Strategic Fund-D”), Trian SPV (Sub) XII, L.P., a Delaware limited partnership (“SPV XII”), Trian Partners Fund (Sub)-G, L.P., a Delaware limited partnership (“Fund G”), Trian Partners Strategic Fund-G II, L.P., a Delaware limited partnership (“Strategic Fund-G II”), Trian Partners Strategic Fund-G III, L.P., a Delaware limited partnership (“Strategic Fund-G III”), Trian Partners Strategic Investment Fund-N, L.P., a Delaware limited partnership (“Strategic Fund-N”), Trian Partners Strategic Fund-K, L.P., a Delaware limited partnership (“Strategic Fund-K”), Trian Partners Strategic Fund-C, Ltd., a Cayman Islands exempted company with limited liability (“Strategic Fund-C”, and together with the Nominating Funds, Trian Offshore, Parallel Fund I, Trian ERISA, Strategic Fund-A, Coinvest Fund-A, Strategic Fund-D, SPV XII, Fund G, Strategic Fund-G II, Strategic Fund-G III, Strategic Fund-N, Strategic Fund-K and Strategic Fund-C, collectively, the “Funds”), Trian Fund Management, L.P., a Delaware limited partnership (“Trian Management”, or “Trian”), Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP”) (the Funds, Trian Management and Trian Management GP are sometimes hereinafter referred to collectively as the “Trian Entities”), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the

United States of America, and Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the “Trian Group”), and Clayton C. Daley, Jr., a citizen of the United States of America (together with the Trian Group, the “Participants”), to be used at the 2017 annual meeting of shareholders of P&G, including any adjournments or postponements thereof and any special meeting held in lieu thereof (the “2017 Annual Meeting”). The 2017 Annual Meeting is scheduled to be held at [The Procter & Gamble Company General Offices, 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202] on [[●], 2017], at [9:00 a.m.] (EDT)]. This Proxy Statement and the enclosed WHITE proxy card are first being furnished to shareholders on or about [●].

THIS SOLICITATION IS BEING MADE BY THE TRIAN GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

We are soliciting your proxy for the 2017 Annual Meeting in respect of the following proposals:

1.	To elect Nelson Peltz (“Mr. Peltz” or the “Nominee”) and the candidates of The Procter & Gamble Company (the “Company”) other than [●] (the “Excluded Company Nominee”) for election at the 2017 Annual Meeting to serve as directors of the Company (“Proposal 1”);

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018 (“Proposal 2”);

3.	To approve, on an advisory basis, the Company’s executive compensation (“Proposal 3”); and

4.	To adopt a resolution that each provision or amendment of the Regulations of the Company (the “Regulations”) adopted by the Board of Directors of the Company (the “Board”) (and not by the Company’s shareholders) subsequent to April 8, 2016 and prior to the approval of this resolution be repealed, effective as of the time this resolution is approved by the Company’s shareholders (“Proposal 4”).

Except as set forth in this Proxy Statement, the Trian Group is not aware of any other matter to be considered at the 2017 Annual Meeting. However, if the Trian Group learns of any other proposals made at a reasonable time before the 2017 Annual Meeting, the Trian Group will either supplement this Proxy Statement and provide shareholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the WHITE proxy card solicited by the Trian Group will vote such proxies in their discretion with respect to such matters.

P&G has disclosed that the record date for determining shareholders entitled to notice of and to vote at the 2017 Annual Meeting is [●] (the “Record Date”). Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2017 Annual Meeting. According to the [Company’s Preliminary Proxy Statement for the 2017 Annual Meeting, filed with the Securities and Exchange Commission (the “SEC”) on [●], 2017 (the “Company’s Preliminary Proxy Statement”),] as of the Record Date, there were [●] shares of common stock, without par value (the “Shares”), outstanding and entitled to vote at the 2017 Annual Meeting. Each Share has one vote. In addition, as of [the Record Date,] there were approximately [●] shares of Series A ESOP Convertible Class A Preferred Stock, without par value, and [●] shares of Series B ESOP Convertible Class A Preferred Stock, without par value (collectively, the “Series A and B ESOP Convertible Class A Preferred Stock”). Each share of the Series A and Series B ESOP Convertible Class A Preferred Stock has one vote.

As of the date of this Proxy Statement, the members of the Trian Group beneficially own an aggregate of 37,612,012 Shares, representing approximately [●]% of the Company’s outstanding Shares (based on information disclosed in the [Company’s Preliminary Proxy Statement] regarding the number of outstanding Shares as of the Record Date).

The Trian Group is seeking your proxy to vote FOR the election of Mr. Peltz and the Company’s candidates for election (other than the Excluded Company Nominee) and FOR Proposal 4 described herein. In the event that Mr. Peltz is unable (due to death, disability, ineligibility or otherwise) or hereafter becomes unwilling for any reason to serve as a director, the proxies named on the enclosed WHITE proxy card will be voted for Edward P. Garden (“Mr. Garden” or the “Alternate Nominee,” and together with the Nominee, the “Nominees”) in place of Mr. Peltz. In addition to the foregoing, the Nominating Funds reserve the right to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to the Alternate Nominee or the Company purports to increase the number of directorships after the date hereof and prior to the 2017 Annual Meeting. In the case of any of the foregoing, the Nominating Funds will give prompt written notice to the Company if it chooses to nominate any such additional or substitute nominee and the Trian Group will file and deliver supplemental proxy materials, including a revised proxy card, disclosing the information relating to such additional persons that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding the foregoing, the Nominating Funds reserve the right to withdraw the nomination of the Nominee or the Alternate Nominee or any additional or substitute nominee at any time, if applicable. In any such case, the Nominating Funds will give prompt notice to the Company of any such withdrawal and the Trian Group will file and disclose to shareholders the relevant information. The Trian Group has no reason to believe that Mr. Peltz will be unable or unwilling to serve as director. None of the Participants has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

WE BELIEVE MR. PELTZ’S SIGNIFICANT EXPERTISE AND LONG TRACK RECORD OF WORKING SUCCESSFULLY WITH MANAGEMENT TEAMS AND BOARDS TO TURN AROUND CONSUMER COMPANIES AND DRIVE SUSTAINABLE LONG-TERM SHAREHOLDER VALUE WILL BE INVALUABLE TO THE COMPANY AS IT WORKS TO OVERCOME ITS CHALLENGES. ACCORDINGLY, THE TRIAN GROUP URGES YOU TO VOTE YOUR WHITE PROXY CARD FOR OUR NOMINEE AND THE COMPANY’S CANDIDATES FOR ELECTION (OTHER THAN THE EXCLUDED COMPANY NOMINEE) AND FOR PROPOSAL 4.

As explained in the detailed instructions on your WHITE proxy card, there are four ways you may vote. You may:

1.	Sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope. We recommend that you vote on the WHITE proxy card even if you plan to attend the 2017 Annual Meeting;

2.	Vote via the Internet by following the voting instructions on the WHITE proxy card or the voting instructions provided by your broker, bank or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your Shares and confirm that your instructions have been properly recorded. Your Internet vote authorizes the named proxies to vote your Shares in the same manner as if you had signed and returned a proxy card. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

3.	Vote by telephone by following the voting instructions on the WHITE proxy card or the instructions provided by your broker, bank or other holder of record. Your telephone vote authorizes the named proxies to vote your Shares in the same manner as if you had signed and returned a proxy card; or

4.	Vote in person by attending the 2017 Annual Meeting. Written ballots will be distributed to shareholders who wish to vote in person at the 2017 Annual Meeting. If you hold your Shares through a bank, broker or other custodian, you must obtain a legal proxy from such bank, broker or other custodian in order to vote in person at the meeting.

WE URGE YOU NOT TO SIGN ANY [●] PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED [●] PROXY BY SIGNING AND RETURNING A LATER-DATED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE TRIAN GROUP OR TO THE SECRETARY OF THE COMPANY, OR BY INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED (INSTRUCTIONS ARE ON YOUR WHITE PROXY CARD).

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A WHITE PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE WHITE PROXY CARD AS SOON AS POSSIBLE.

Trian Management has retained Innisfree M&A Incorporated to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022
Shareholders Call Toll-Free: (877) 750-8338
Banks and Brokers Call Collect: (212) 750-5833

Email: material@innisfreema.com (Requests for materials only)

REASONS TO VOTE FOR THE TRIAN GROUP’S NOMINEE

As of the date of this Proxy Statement, the members of the Trian Group beneficially own an aggregate of 37,612,012 Shares. As one of the Company’s largest shareholders and given P&G’s disappointing results over the past decade, as detailed below, we have a keen interest in helping the Company address the challenges it is facing, which include:

Weak Total Shareholder Returns. Over the past decade, the Company has underperformed relative to both its peers and to the S&P 500.[1] In fact, the Company’s total return to shareholders over the last ten years was less than half that of its peers.[2] We believe P&G needs to address the factors contributing to this consistent underperformance.

Deteriorating Market Share. Over the past five years, P&G’s organic sales growth has decelerated and the Company has lost market share across most of its categories.[3] The Trian Group believes that disruptive and existential threats are impacting the entire consumer packaged goods industry, including changes in technology and consumer behavior, and the Company must act with the greatest possible urgency to address the market share it is losing to both its peers and smaller local competitors, who are adapting to industry changes more effectively than P&G.

Excessive Cost and Bureaucracy. The Company’s management acknowledges the need to reduce cost and bureaucracy,[4] but it is clear to us that these critical issues have not been sufficiently addressed.

•	Trian’s analysis shows that the Company’s $10 billion cost-cutting program, launched in 2012, has had no discernible impact on profits or sales growth. In particular, the program did not drive earnings growth given that operating profit was essentially flat from 2012 to 2016.[5]

•	Although the Company has stated that it has identified up to $13 billion of additional cost savings, given P&G’s track record, the Trian Group is concerned that this initiative will be as ineffective as the 2012 program in driving sales growth, earnings growth and shareholder value creation.

[1] S&P 500 refers to the S&P 500 Total Return Index, which includes the price changes of all underlying stocks and all dividends reinvested. S&P 500 data is obtained from Bloomberg using the SPX ticker with the inclusion of dividend re-investment.

[2] Source: Capital IQ. Total shareholder return of the S&P 500, the Company and its peers measured through June 15, 2017, one day before rumors surfaced of the Trian Group seeking Board representation. The Trian Group considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each company is domiciled in the United State or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

[3] Source: Company SEC filings. The Company’s organic sales growth was 0% in FY2016 and 2% year-to-date in FY2017, compared with a compound annual growth rate of 4% for organic sales from FY2006 through FY2011. In addition, the Company’s volume growth has trailed the average volume growth of its peers which disclose this data in four out of the five most recently completed years (indicating a loss of market share).

[4] As referenced above, P&G announced a goal to reduce costs by $10 billion dollars by 2016 at the Consumer Analyst Group of New York Conference held on February 23, 2013. In addition, P&G identified an additional savings opportunity of up to $13 billion at the Deutsche Bank Global Consumer Conference held on June 15, 2017.

[5] Source: Company SEC filings. From FY2012 through FY 2016, the Company grew sales volumes at a compound annual growth rate of 0.6% and grew operating profit at a compound annual growth rate of -0.1%.

[6] The Trian Group believes that P&G’s organizational structure is overly “matrixed,” which we believe impedes growth by adding unnecessary complexity and cost. We understand that there are three overlapping organizational structures at P&G (Global Business Units as defined by category, Selling and Marketing Operations, and Corporate Functions), and in our view, these overlapping structures obscure accountability, increase bureaucracy and slow decision-making and impede sales growth and market shares.

•	We believe that P&G has an overly complex organizational structure and a slow moving and insular culture. Structural and organizational bureaucracy may be preventing management from identifying and responding to commercial opportunities in a timely manner, hindering product innovation and dampening sales growth.[6]

We believe the Company must take decisive action that goes above and beyond what the Company has presently committed to do.

Adding Nelson Peltz to the Board Will Help the Company Address These Challenges. The Trian Group believes that Mr. Peltz’s significant expertise and long track record of working successfully with management teams and boards to turn around consumer companies and drive sustainable long-term shareholder value will be invaluable to the Company as it works to overcome its challenges.

Furthermore, because we believe that many of these challenges relate to the Company’s organizational structure and culture, which can be highly resistant to change, it is Trian’s strong view that the addition of a motivated independent director with a material ownership stake and relevant industry experience would be a valuable resource for overcoming the root causes of these challenges.

What the Trian Group Is NOT Pushing For. The Trian Group believes strongly in the Company’s potential, and as a long-term shareowner, our objective is to create sustainable long-term shareholder value for all P&G shareholders. That means that we are:

•	NOT advocating for the break-up of the Company
•	NOT suggesting that the CEO be replaced
•	NOT seeking to replace directors
•	NOT advocating taking on excessive leverage
•	NOT seeking to cut pension benefits
•	NOT suggesting that research & development, marketing expense or capital expenditures be reduced

As a member of the Board, Mr. Peltz would seek to help the Company increase sales and profits, regain lost market share, and address the Company’s structure and culture, and we believe that he can contribute far more value operating from within the Company’s boardroom than by merely advising the Company from the outside. We urge shareholders to support us in this effort by voting a WHITE proxy card for our Nominee.

PROPOSAL 1: ELECTION OF DIRECTORS

According to information contained in the [Company’s Preliminary Proxy Statement], eleven directors are to be elected to the Board at the 2017 Annual Meeting. The Trian Group recommends that shareholders elect Nelson Peltz as a director of the Company at the 2017 Annual Meeting. Mr. Peltz has consented to being named in this Proxy Statement as a nominee and to serving as a director of the Company if elected. If elected, the initial term of Mr. Peltz will be until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified in accordance with the Regulations. We have no knowledge of any facts that would prevent the determination that Mr. Peltz is independent in accordance with the corporate governance standards of the Company and the pertinent listing standards of the New York Stock Exchange. Mr. Peltz satisfies all qualifications required by the Ohio Revised Code (the “ORC”) to be a director of the Company.

The Trian Group believes that Mr. Peltz’s significant expertise and long track record of working successfully with management teams and boards to turn around consumer companies and drive sustainable long-term shareholder value will be invaluable to the Company as it works to overcome its challenges. Furthermore, because we believe that many of these challenges relate to the Company’s organizational structure and culture, which can be highly resistant to change, we believe that the addition of a motivated independent director with a material ownership stake and relevant industry experience would be a valuable resource for overcoming the root causes of these challenges. As a member of the Board, Mr. Peltz would seek to help the Company improve performance by increasing sales and profits, regaining lost market share, and addressing the Company’s structure and culture, and the Trian Group believes that Mr. Peltz can contribute far more value operating from within the Company’s boardroom than by merely advising the Company from the outside.

The Trian Group intends to vote all of their Shares in favor of the Nominee. If Mr. Peltz is elected he will only represent one out of eleven members of the Board, and therefore there can be no assurance that Mr. Peltz individually can implement the actions that he believes are necessary to enhance shareholder value.

Biographical Information

Set forth below is background information about Mr. Peltz, including his name, age, principal occupation and employment and public company directorships held during the past five years, as well as a description of the qualifications, attributes and skills that led to the conclusion that Mr. Peltz should serve as a director of the Company. Please see the section of this Proxy Statement titled “Information About The Trian Group and other Participants” for additional information about Mr. Peltz, including information about his beneficial ownership of Shares.

Name and Business Address	Age	Principal Occupation and Directorships During Past Five Years
Nelson Peltz Trian Fund Management, L.P. 280 Park Avenue New York, New York 10017	75

Mr. Nelson Peltz has served as the Chief Executive Officer and a Founding Partner of Trian Management, an investment management firm, since its formation in 2005. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Mr. Peltz has served as director of The Wendy’s Company (“Wendy’s”), the world’s third largest quick-service hamburger company, since April 1993 and as its non-executive Chairman since June 2007. Mr. Peltz has also served as a director of Mondelēz International, Inc. (“Mondelēz”), a global snacking powerhouse, since January 2014, and as a director of Sysco Corporation (“Sysco”), the largest North American distributor of food and related products, since August 2015. In addition, he has served as a director of The Madison Square Garden Company (“Madison Square Garden”), a sports, entertainment and media company, and its predecessor, since December 2014. Mr. Peltz previously served on the board of directors of Ingersoll-Rand plc (“Ingersoll-Rand”), an Irish global diversified industrial company, from August 2012 to June 2014. From September 2006 until June 2013, Mr. Peltz served as a director of H.J. Heinz Company (“Heinz”), a global packaged food manufacturer, and from October 2009 until December 2014, Mr. Peltz served as a director of Legg Mason, Inc. (“Legg Mason”), an asset management firm.

In addition to founding Trian Management, Mr. Peltz has served in senior management positions at various companies. From 1993 to 2007, he served as the Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company), which, during that period, owned Arby's Restaurant Group, Inc. and acquired Snapple Beverage Group, as well as other consumer and industrial businesses. Mr. Peltz was also Chairman & Chief Executive Officer of Triangle Industries, Inc., a Fortune 100 industrial company and the parent of American National Can Company, from 1983 until December 1988, when it was acquired by Pechiney, S.A. From 1984 until 1992, Mr. Peltz was Chairman and Chief Executive Officer of Avery, Inc., which primarily engaged in the manufacture and sale of specialty chemicals through Uniroyal Chemical Company, and from 1996 to 1999, he served as Chairman of the Board of National Propane Corporation, the managing general partner of National Propane Partners, L.P., a distributor of liquefied petroleum gas.

Mr. Peltz has more than 40 years of business and investment experience, has served as the chairman and chief executive officer of public companies for over 20 years and has extensive public company board experience--currently serving on the boards of Mondelēz, Sysco, Wendy’s and Madison Square Garden and previously serving on the boards of Heinz, Legg Mason and Ingersoll-Rand. Throughout his professional career, he has developed extensive experience working with management teams and boards, as well as in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved (including many companies in the consumer sector). Mr. Peltz was also recognized by the National Association of Corporate Directors in 2010, 2011 and 2012 as among the most influential people in the global corporate governance arena. As a result, Mr. Peltz has developed strong operating experience and strategic planning skills, valuable leadership and corporate governance experience and strong relationships with institutional investors, investment banking/capital markets advisors and others that we believe will benefit the Company and its Board.

Mr. Peltz has consented to being named as a nominee in this Proxy Statement and to serving as a director of the Company if elected. However, in the event that Mr. Peltz is unable (due to death, disability, ineligibility or otherwise) or hereafter becomes unwilling for any reason to serve as a director, the proxies named on the enclosed WHITE proxy card will be voted for the Alternate Nominee in place of Mr. Peltz. In addition to the foregoing, the Nominating Funds reserve the right to further nominate, substitute or add additional persons in the event that any of the events described in the previous sentence occurs with respect to the Alternate Nominee or the Company purports to increase the number of directorships after the date hereof and prior to the 2017 Annual Meeting. In the case of any of the foregoing, the Nominating Funds will give prompt written notice to the Company if it chooses to nominate any such additional or substitute nominee and the Trian Group will file and deliver supplemental proxy materials, including a revised proxy card, disclosing the information relating to such additional persons that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Section 14 of the Exchange Act. Notwithstanding the foregoing, the Nominating Funds reserves the right to withdraw the nomination of the Nominee or the Alternate Nominee or any additional or substitute nominee at any time, if applicable. In any such case, the Nominating Funds will give prompt notice to the Company of any such withdrawal and the Trian Group will disclose to shareholders the relevant information. The Trian Group has no reason to believe that Mr. Peltz will be unable or unwilling to serve as a director.

The Trian Group notes that none of the Company’s binding governance documents, including the Amended Articles of Incorporation (the “Charter”) and the Regulations, include any age restriction for directors or nominees. The Company’s non-binding Corporate Governance Guidelines (the “Governance Guidelines”), which reflect the Board’s internal governance practices, provide for a resignation policy for Board members upon reaching the age of 72, subject to certain exceptions. Although the Nominee exceeds the retirement age of 72, Trian believes that the Board may not seek to apply such resignation policy to prohibit the Nominee from serving the entirety of his term if the Company’s shareholders choose to elect the Nominee to the Board after taking account of such disclosure. Section 1701.56 of the ORC provides that “directors shall be natural persons of at least eighteen years of age and shall have such qualifications, if any, as are stated in the articles or the regulations.” As the Company’s Governance Guidelines are not part of the Charter or Regulations, any attempt by the Board to refuse to seat the Nominee based on the Governance Guidelines after the Company’s shareholders have elected the Nominee on an informed basis would be counter to Section 1701.56.

In addition, the Governance Guidelines provide that non-executive directors of the Company are limited to serving on three public company boards in addition to the Board. Currently, Mr. Peltz serves on four public company boards. If elected as a director of P&G, Mr. Peltz intends to resign from at least one of the boards on which he currently serves.

Finally, given Mr. Peltz’s status as the Chief Executive Officer and Founding Partner of Trian Management, Trian Management notes its intention, in the case of Mr. Peltz’s election, to enter into a customary non-disclosure agreement with the Company to allow Mr. Peltz to share information he receives from the Company with Trian Management and acknowledging its agreement to maintain, and to cause its personnel and advisors to maintain, the confidentiality of any information provided to Mr. Peltz in connection with his service as a director of the Company.

If elected, Mr. Peltz would only be one out of eleven members of the Board. Therefore, we are “rounding out” our slate to give shareholders who vote on the enclosed WHITE proxy card the opportunity to vote for all available directorships, including the candidates who have been nominated by the Company (other than the Excluded Company Nominee). Shareholders will therefore be able to vote for the total number of directors up for election at the 2017 Annual Meeting. The Trian Group notes that the exclusion of the Excluded Company Nominee for the purposes of “rounding out” its slate to the available number of directorships does not reflect the Trian Group’s opposition to the Excluded Company Nominee serving on the Board, and, in the event that the Nominee or Alternate Nominee is elected in place of the Excluded Company Nominee at the 2017 Annual Meeting, the Nominee or Alternate Nominee would propose, as his first action as a director of the Company, that the Board immediately re-appoint to the Board the Excluded Company Nominee. You should refer to the Company’s definitive Proxy Statement (the “Company’s Proxy Statement”) and form of proxy distributed by the Company for the names, background, qualifications and other information concerning the Company’s director nominees. There is no assurance that any of the Company’s nominees will serve as directors if the Trian Group’s nominee is elected to the Board. In the event that Mr. Peltz or the Alternate Nominee is elected and that one or more of the Company’s nominees declines to serve with Mr. Peltz or the Alternate Nominee, the Regulations provide that the resulting vacancies may be filled by the directors then in office by a vote of the majority of the whole authorized number of directors.

Vote Required.

According to the Article EIGHTH of the Charter, in contested elections such as this one, the affirmative vote of a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors at the 2017 Annual Meeting is required for the election of each director nominee (meaning that the director nominees who receive the highest number of shares voted “FOR” their election by the shareholders will be elected to the Board). A “WITHHOLD” vote will have the same effect as a vote “AGAINST” the election of a director nominee. A shareholder cannot abstain in the election of directors and broker non-votes will not be counted.

WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF OUR NOMINEE AND FOR THE COMPANY’S CANDIDATES FOR ELECTION (OTHER THAN THE EXCLUDED COMPANY NOMINEE) BY SIGNING, DATING AND RETURNING YOUR WHITE PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROPOSAL 4: REPEAL CERTAIN AMENDMENTS TO REGULATIONS

Pursuant to Article VIII of the Regulations, the Board has the power to alter, amend, add to or repeal the Regulations of the Company. As of the date of this Proxy Statement, the Trian Group is not aware of any decision by the Board to adopt, amend or repeal any provision of the Regulations since April 8, 2016, but it is possible that the Board may have done so, or that following the date of this Proxy Statement and prior to the adoption of this resolution, such an amendment could be adopted by the Board and/or become effective. Such an amendment could negatively impact the Trian Group’s ability to solicit and/or obtain proxies from shareholders of the Company or otherwise adversely affect the ability of the Company’s shareholders to vote on Proposal 1, and the Trian Group would like to ensure that the Company’s shareholders have the ability to elect our Nominee at the 2017 Annual Meeting.

Although adoption of this proposal could have the effect of repealing previously undisclosed amendments to the Regulations without considering the beneficial nature, if any, of such amendments to the shareholders, it would not repeal any such amendments that were approved by the shareholders.

Proposal 4 provides for the adoption of the resolution in the following form:

RESOLVED, that each provision or amendment of the Regulations of The Procter & Gamble Company (the “Corporation”) adopted by the Board of Directors of the Corporation (and not by the Corporation’s shareholders) subsequent to April 8, 2016 and prior to the approval of this resolution be, and hereby is, repealed, effective as of the time this resolution is approved by the Corporation’s shareholders.

Vote Required.

According to Article VIII of the Regulations, the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors at the 2017 Annual Meeting is required to alter, amend, add to or repeal any provision of the Regulations. Abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” Proposal 4.

WE STRONGLY URGE YOU TO VOTE FOR PROPOSAL 4 BY SIGNING, DATING AND RETURNING YOUR WHITE PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Based on information contained in the [Company’s Preliminary Proxy Statement,] it is expected that the shareholders at the 2017 Annual Meeting will be asked to ratify the employment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to perform the audit of the Company’s financial statements and its internal controls over financial reporting for the fiscal year ending June 30, 2018 (“Proposal 2”). According to the [Company’s Preliminary Proxy Statement,] the Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statement. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

Based on information contained in the [Company’s Preliminary Proxy Statement,] it is expected that the shareholders at the 2017 Annual Meeting will be asked to approve, on an advisory basis, the named executive officer compensation disclosed in the Company’s Proxy Statement (“Proposal 3”). According to the [Company’s Preliminary Proxy Statement,] this vote is advisory in nature, meaning that it is non-binding on the Company, its Board or Compensation & Leadership Development Committee. However, according to the [Company’s Preliminary Proxy Statement,] the Compensation & Leadership Development Committee intends to consider to the outcome of the vote on Proposal 3 in connection with future executive compensation decisions.

Vote Required.

According to the [Company’s Preliminary Proxy Statement,] the approval of Proposals 2 and 3 require the affirmative vote of a majority of votes cast at the 2017 Annual Meeting. Abstentions and broker non-votes, if any, will have no effect on Proposals 2 and 3.

The Trian Group makes no recommendations with respect to Proposals 2 and 3.

BACKGROUND TO THE SOLICITATION

On February 16, 2017, Nelson Peltz, Chief Executive Officer and a Founding Partner of Trian, called David S. Taylor, Chairman of the Board, President and Chief Executive Officer of the Company, to introduce himself and initiate a dialogue between the Company and Trian. Mr. Peltz and Mr. Taylor agreed to arrange an in-person meeting on a mutually convenient date.

On March 7, 2017, Mr. Peltz and Ed Garden, Chief Investment Officer and a Founding Partner of Trian, met with Mr. Taylor and Jon R. Moeller, Chief Financial Officer and Vice Chairman of the Company. The parties discussed a variety of topics, including Trian’s background and investment philosophy, the reasons why Trian invested in the Company and potential opportunities that Trian believed the Company should pursue, including opportunities to simplify the organizational structure, increase accountability, accelerate revenue growth and realize additional earnings growth from recently announced cost saving initiatives.

The next day, March 8, 2017, Messrs. Peltz and Garden corresponded with Mr. Taylor via email, and Mr. Taylor indicated that he would contact Messrs. Peltz and Garden about setting up another discussion after giving consideration to the business opportunities discussed at the prior meeting.

On April 12, 2017, Mr. Peltz spoke with Mr. Taylor by telephone and Mr. Taylor invited Mr. Peltz to address the Company’s global leadership team at an upcoming meeting.

On April 24, 2017, Messrs. Peltz and Garden and Josh Frank, a partner at Trian, attended a follow-up meeting with Messrs. Taylor and Moeller to continue discussing potential opportunities for the Company. Messrs. Peltz, Garden and Frank shared a short presentation regarding Trian’s focus on sustained long-term value creation. They also noted that Trian held deep concerns regarding the Company’s long history of underperformance, specifically related to market share losses, poor sales volumes relative to peers, the Company’s inability to realize income statement improvement from prior cost savings initiatives, and weak total shareholder returns. Messrs. Peltz, Garden and Frank discussed specific areas of opportunity that would allow the Company to address such underperformance, including a less complex organizational structure, with a reduced level of bureaucracy, that would allow for faster and more autonomous decision-making; increased management accountability with real profit and loss (P&L) responsibility for individual executives; and a more nimble, less insular corporate culture that is more open to hiring individuals from outside the P&G organization for senior leadership positions. The Trian representatives indicated that they believed that the Company was capable of significantly more income statement improvement, including accelerated revenue and profit growth, than the Company had previously signaled, and they looked forward to working with management to help realize such improvement. They also noted that they were not proposing that the Company’s Chief Executive Officer be replaced or that the Company incur excessive leverage or make cuts to research and development, marketing expense or capital expenditures.

On May 4, 2017, Mr. Peltz addressed the Company’s global leadership team. Mr. Frank was also in attendance. Mr. Peltz answered questions from Mr. Taylor and presented an overview of his business background and experience, Trian’s philosophy of working constructively with boards and management teams to drive long-term sustainable earnings growth, several case studies describing successful collaborations between Trian and companies in which it had invested, Trian’s rationale for investing in the Company and Trian’s specific recommendations for improving the Company’s operational performance and organizational structure. Mr. Peltz also noted important changes in the broader consumer landscape including changes in consumer habits and a shift towards e-commerce and digital sales. He shared his perspective that the Company must act with urgency to confront these new challenges, and that doing so would require a different mindset, and more autonomy for individual business units, so they could more effectively incubate and develop small brands that resonate with today’s consumers.

From May 11, 2017 to May 14, 2017, Mr. Peltz and Mr. Taylor corresponded by email to arrange logistics for a meeting between Mr. Peltz and W. James McNerney, Jr., the Company’s Lead Director since 2007.

On May 18, 2017, Mr. Peltz met with Messrs. Taylor and McNerney, and Mr. Peltz discussed with Mr. McNerney his background, Trian’s investment philosophy and Trian’s operational and strategic recommendations for the Company. Mr. McNerney advised Mr. Peltz that he had researched Trian and garnered positive references regarding Mr. Peltz and his past involvement with boards and management teams from various executives, directors and shareholders with whom Mr. McNerney had spoken.

During that meeting, the parties also discussed the possibility of appointing Mr. Peltz to the Board. Specifically, Mr. McNerney informed Mr. Peltz that the Company would consider appointing Mr. Peltz to the Board in one year if the Company performed poorly over the course of the following twelve months. In response, Mr. Peltz inquired as to whether the Company would consider making such a commitment public. Mr. McNerney indicated that the Company would not be willing to do so, but that he and Mr. Taylor would discuss the possibility of making another type of “public statement” and would revert to Mr. Peltz following that discussion. Mr. Peltz informed Messrs. Taylor and McNerney that, in light of the Company’s upcoming deadline of May 24, 2017 for shareholders to submit a notice of nomination of candidates for election to the Board at the 2017 annual meeting of shareholders, certain members of the Trian Group, in order to preserve their options, intended to submit a nomination notice while Trian and the Company continued their ongoing dialogue.

In addition, on May 18, 2017, the Nominating Funds delivered a letter to the Company informing the Company of their intention to nominate Mr. Peltz (and, if applicable, the Alternate Nominee) for election to the Board and to propose the repeal of each provision or amendment of the Regulations that has been adopted by the Board subsequent to April 8, 2016, in each case, at the 2017 Annual Meeting (the “Nomination Notice”).

On May 19, 2017, Mr. Peltz received an email from Mr. Taylor thanking him for the productive conversation on May 18 and indicating his intention to send over a draft of a public statement by the Company the following week. Mr. Peltz noted that he enjoyed meeting Mr. McNerney and indicated that he hoped something could be worked out.

On May 22, 2017, Mr. Taylor emailed a proposed public statement by the Company to Mr. Peltz. The statement acknowledged an active and constructive dialogue between the Company and Trian, Mr. Peltz’s recent presentation to the Company’s global leadership team, and the Board and management team’s focus on continuing the Company’s transformation and executing its strategy. However, the proposed statement did not reference any performance goals or provide any indication that Mr. Peltz would be appointed to the Board at a later time if those performance goals were not met.

On May 24, 2017, Mr. Peltz responded to Mr. Taylor via email, and noted that Trian would be open to discussing a statement that includes specific 12-month performance goals and a commitment to give Trian Board representation if those goals were not achieved, as was previously discussed at the May 18 meeting. However, Mr. Peltz acknowledged that an agreement subject to an arbitrary one-year performance period would be difficult for Mr. Taylor and the Board, and, similarly, Trian did not invest in the Company with the hope that it would realize incrementally stronger performance over the short term, but rather that it would pursue opportunities that would lead to a steep change in performance over the long term. Mr. Peltz noted that if an agreement could not be reached, as previously discussed at the May 18 meeting and as set forth in the Nomination Notice, Trian would respectfully take his board candidacy to shareholders at the 2017 Annual Meeting. Mr. Peltz also noted that Trian, as an engaged shareowner with an approximately $3.2 billion ownership stake, believed that Mr. Peltz would bring a shareholder’s viewpoint to the boardroom and help the Company to enhance long-term value and overcome ongoing competitive challenges. Mr. Peltz indicated that he hoped that a solution could be reached that avoided the unnecessary distraction and cost of a proxy contest.

On May 25, 2017, Mr. Peltz and Mr. Taylor sent a series of emails to one another in which they agreed that a one-year performance period would represent an arbitrary evaluation period from each party’s perspective. Mr. Peltz also noted that he did not want the Company to make any commitments that could detract from its long-term performance, which would be contrary to the best interests of all long-term shareholders, but that Trian believed it was critical for the Company to make material changes in order to position itself for sustained success. The two agreed to meet again in the near future to continue the dialogue in an effort to avoid the distraction of a proxy contest.

On June 1, 2017, Mr. Peltz and Mr. Taylor met to continue discussions regarding opportunities and challenges facing the Company, as well as Trian’s recommendations for improving the Company’s operational performance and organizational structure. Mr. Peltz and Mr. Taylor also discussed the possibility of Mr. Peltz being appointed as a director, with Mr. Peltz noting he would be better positioned to assess the efficiency and structure of the organization as a member of the Board. Mr. Taylor declined to invite Mr. Peltz to join the Board during that discussion. At the meeting, Mr. Peltz requested to meet the entire Board (either in one meeting or over the course of two or three meetings with different subsets of the Board, and at a geographic location that would be convenient for the directors) so that he could introduce himself, his investment philosophy and the potential contributions he could make to the Company as a director.

On June 14, 2017, Mr. Peltz and Mr. Taylor spoke by telephone and Mr. Taylor advised Mr. Peltz that he was not being invited to join the Board. However, it was agreed that Mr. Peltz would meet on July 11, 2017 with a subset of the Board composed of Mr. Taylor and Mr. McNerney (each of whom Mr. Peltz had met previously) and Angela F. Braly and Kenneth I. Chenault.

On July 5, 2017, Mr. Peltz and Mr. Taylor spoke again by telephone, and Mr. Taylor stressed to Mr. Peltz that the purpose of the upcoming meeting scheduled for July 11, 2017 was not to interview Mr. Peltz for a Board position.

On July 11, 2017, Messrs. Peltz and Frank met with Messrs. Taylor, McNerney and Chenault. Ms. Braly joined the meeting by teleconference. Messrs. Peltz and Frank shared a short presentation regarding Trian’s history, long-term investment horizon and focus on collaborating with management teams and boards; the strong performance of the consumer companies in which Trian has invested (and particularly of those companies in which Mr. Peltz has served on the Board) in terms of both earnings growth and total shareholder return; a description of the Company’s recent underperformance; and Trian’s reasons for investing in the Company. Messrs. Peltz and Frank noted that the presentation was not intended to be a “white paper” outlining a detailed set of strategic and operating initiatives that the Company should undertake.

At the meeting, Messrs. Peltz and Frank discussed various opportunities for the Company to consider that would address recent underperformance, including exploring new organizational structures that would involve less bureaucracy and allow for more autonomous decision-making. Messrs. Peltz and Frank also emphasized that, in light of the Company’s recent market share losses and an increasingly competitive consumer environment, time was of the essence for addressing structural issues that could impede performance. As a result, they explained that Trian was requesting one Board seat for Mr. Peltz, who would be one of twelve directors, and would work with Mr. Taylor and Company management to study potential initiatives and opportunities to improve performance. The Company directors attending the meeting noted that they were also dissatisfied with the Company’s performance, but that they felt that Trian’s representation on the Board was unnecessary in light of recent initiatives undertaken by the Company. Messrs. Peltz and Frank stated their disappointment with this response, in light of what they believed was continuing underperformance at the Company and the lack of tangible evidence that it had embraced the initiatives discussed at various meetings between the parties, and that the Trian Group intended to proceed with the solicitation of proxies at the 2017 Annual Meeting to elect Nelson Peltz to the Board. They also stated that if Mr. Peltz is elected to the Board at the 2017 Annual Meeting, Mr. Peltz would propose that the Board immediately re-appoint to the Board whichever director is not re-elected by shareholders.

INFORMATION ABOUT THE TRIAN GROUP AND OTHER PARTICIPANTS

This proxy solicitation is being conducted by the Trian Group, which is comprised of Nelson Peltz, Peter W. May, Ed Garden, Trian Management GP, Trian Management and certain investment funds and investment vehicles managed by Trian Management, all of which are described below. The Trian Group collectively is the beneficial owner of an aggregate of 37,612,012 Shares or approximately [●]% of the outstanding Shares of P&G and is one of the largest shareholders of P&G. Each member of the Trian Group, including Mr. Peltz and Mr. Garden, as well as Mr. Daley, are participants in this proxy solicitation (the “Participants”).

Information about the Participants, including information as to any substantial interest, direct or indirect, by security holdings or otherwise, that they may have with respect to the various proposals to be voted on at the 2017 Annual Meeting is set forth below in this section.

The Trian Group

The principal business address of each member of the Trian Group is 280 Park Avenue, New York, New York 10017, except that the principal business address of Trian Offshore, Co-Investment Fund, Trian ERISA, Strategic Fund-D and Strategic Fund-C is c/o DE (Cayman) Limited, Landmark Square, West Bay Road, PO Box 775, Grand Cayman, Cayman Islands, KY1-9006.

Each of the Funds is primarily engaged in the business of investing in securities. Trian Management is primarily engaged in the business of serving as the management company for the Funds and certain other funds, accounts and investment vehicles. Trian Management GP is primarily engaged in the business of serving as the general partner of Trian Management.

Nelson Peltz’s present principal occupation or employment is serving as Chief Executive Officer and a Founding Partner of Trian Management and, as such, managing the investments of the Funds and the other funds, accounts and investment vehicles managed by Trian Management. Peter W. May’s present principal occupation or employment is serving as President and a Founding Partner of Trian Management and, as such, managing the investments of the Funds and the other funds and investment vehicles managed by Trian. Ed. Garden’s present principal occupation or employment is serving as Chief Investment Officer and a Founding Partner of Trian Management and, as such, managing the investments of the Funds and the other funds, accounts and investment vehicles managed by Trian Management.

Nominee, Alternate Nominee, and Mr. Daley

Please see “Proposal 1: Election of Directors” or Annex A for additional information about the Nominee or the Alternate Nominee, as applicable.

Mr. Daley is the former Chief Financial Officer and Vice Chairman of The Procter & Gamble Company. Mr. Daley held positions of increasing responsibility at the Company from 1974 until 1998, before serving as Chief Financial Officer from 1998 until 2007, and as Vice Chairman and Chief Financial Officer from 2007 until his retirement from the Company in 2009. Since that time, Mr. Daley served as a Senior Advisor to TPG Capital from 2010 until 2012, and as director of Starwood Hotels and Resorts Worldwide, Inc. from 2008 until 2016, Foster Wheeler AG from 2009 until 2014, and Nucor Corporation from 2001 until 2013. Mr. Daley has also served on the boards of directors of SunEdison, Inc. since 2014 and The Simply Good Foods Company and one of its predecessor companies since 2016. Mr. Daley currently serves as a business consultant with a principal business address of 565 Sanctuary Drive, Longboat Key, FL 34228.

The Trian Group has engaged Mr. Daley at its own expense because of his deep background in the consumer products industry and track record of overseeing strong organic volume increases, sustained earnings growth and total shareholder return (TSR) outperformance during his tenure as Chief Financial Officer of the Company. As a significant shareholder of the Company, Mr. Daley also brings an ownership mentality and a commitment to addressing the challenges it faces in order to improve long-term performance.

Consulting Agreement with Mr. Daley

Trian Management and Mr. Daley entered into a Consulting Agreement dated as of July 14, 2017 (the “Consulting Agreement”) pursuant to which Mr. Daley has agreed to provide the Trian Group with strategic advice and analysis regarding the Company and the consumer products industry and other related services, including, but not limited to, engaging, at the request and direction of the Trian Group, with management and members of the Board, proxy advisory firms and shareholders of the Company, as well as the solicitation of proxies on behalf of the Trian Group. In consideration for the performance of the services by Mr. Daley, Trian Management has agreed to pay $125,000 to Mr. Daley’s family’s charitable foundation upon execution of the Consulting Agreement and has agreed to pay an additional $125,000 to the foundation upon completion or termination of this proxy solicitation. The Consulting Agreement also provides for customary indemnification of Mr. Daley similar to the terms described above with respect to the Director Nominee Consent and Indemnification Agreements.

Beneficial Ownership of Shares

The following table shows the number of Shares that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by each Participant as of the Record Date. Except as described below, each member of the Trian Group directly owns and has sole voting power and sole dispositive power with regard to the number of Shares beneficially owned. Please see Annex B for additional information about each Participant’s purchases and sales of Shares and other securities related to the Company, including swaps and options.

Entity	Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)
Trian Onshore	2,052,124	*
Co-Investment Fund	6,980,189	*
Trian Offshore	4,428,680	*
Parallel Fund I	289,051	*
Trian ERISA	163,898	*
Strategic Fund-A	1,449,188	*
Coinvest Fund-A	893,157	*
Strategic Fund-D	428,752	*
SPV XII	18,529,938	*
Fund G	178,320	*
Strategic Fund-G II	391,661	*
Strategic Fund-G III	186,590	*
Strategic Fund-N	602,800	*
Strategic Fund-K	502,913	*
Strategic Fund-C	534,751	*
Trian Management (2)	37,612,012	[●]%
Trian Management GP (2)	37,612,012	[●]%
Nelson Peltz (2)	37,612,012	[●]%
Peter W. May (2)	37,612,012	[●]%
Ed Garden (2)	37,612,012	[●]%
Clayton C. Daley, Jr. (3)	692,594	*

*Less than 1%

(1)	Calculated on the basis of [●] Shares outstanding as of [●], as indicated in the [Company’s Preliminary Proxy Statement.]

(2)	Trian Management GP is the general partner of Trian Management, which serves as the management company for each of the Funds. Trian Management GP is controlled by Nelson Peltz, Peter W. May and Ed Garden. Each of Trian Management, Trian Management GP and Messrs. Peltz, May and Garden, by virtue of their relationships to the Funds, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) the Shares owned by the Funds.

(3)	Includes (a) 27,235 Shares held by the Daley Family Foundation, Inc., which is controlled by Mr. Daley and certain of his family members, (b) 58,000 Shares held by Mr. Daley’s wife or certain vehicles which she controls, (c) 108,040 Shares underlying restricted stock units issued by the Company to Mr. Clayton in connection with his employment, which are deliverable to Mr. Clayton at fixed dates in the future and (d) 284,170 Shares acquirable upon the exercise of stock options previously issued to Mr. Clayton in connection with his employment, including (i) stock options to acquire 169,991 Shares at an exercise price of $66.18 , which expire in February 2018 and (ii) stock options to acquire 114,179 Shares at an exercise price of $48.17, which expire in February 2019.

The Shares held by certain of the Funds are held in the ordinary course of business with other investment securities owned by such Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to such Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Shares referenced above.

Except as set forth in this subsection (including Annex B), no Participant, and no associate of any Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company, nor has any Participant purchased or sold any securities of the Company within the last two years.

Director Nominee Consent and Indemnification Agreements

Trian Management and each of the Nominee and the Alternate Nominee have entered into a Director Nominee Consent and Indemnification Agreement, pursuant to which Trian Management has agreed, on behalf of the Funds, to reimburse each of the Nominee and the Alternate Nominee for certain expenses incurred in connection with the solicitation of proxies for the 2017 Annual Meeting, including reasonable expenses for certain travel arrangements. In addition, Trian Management has agreed, on behalf of the Funds, subject to certain limited exceptions, to indemnify and hold harmless the Nominee and the Alternate Nominee from and against any loss, cost or expense suffered or sustained by reason of any acts or omissions, or alleged acts or omissions, arising out of such individual’s role as a nominee or alternate nominee for election as a director of the Company or otherwise arising from or relating to the Trian Group’s solicitation of proxies for the 2017 Annual Meeting (“Covered Acts”), and to advance certain fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of any Covered Acts.

Each of the Nominee and the Alternate Nominee has also executed a written consent to being named in this Proxy Statement and to serving as a director if elected.

Except as set forth in this subsection or elsewhere in this Proxy Statement, (i) neither the Nominee nor the Alternate Nominee will receive any compensation from any member of the Trian Group to serve as nominees for election or as a director, if elected, of the Company and (ii) there are no arrangements or understandings between the Nominee or the Alternate Nominee and any other party pursuant to which any such Nominee or Alternate Nominee, as applicable, was or is to be selected as a director or nominee or alternate nominee, as applicable.

Other Interests of the Participants

Set forth in the sections of this Proxy Statement titled “Proposal 1: Election of Directors— Biographical Information,” “Annex A – Information about the Alternate Nominee,” and this “Information about the Trian Group and other Participants,” which are incorporated herein by reference, are (as applicable) the (a) names and the business addresses of each of the Participants, (b) the present principal occupation or employment of each of the Participants and (c) the name, principal business and address of any corporation or other organization in which such employment is carried on.

Mr. Peltz is the Chief Executive Officer and a Founding Partner of Trian Management, a member of Trian Management GP and a partner and/or principal of certain of their respective affiliates. Mr. May is the Chief Operating Officer and a Founding Partner of Trian Management, a member of Trian Management GP and a partner and/or principal of certain of their respective affiliates, and Mr. Garden is the Chief Investment Officer and a Founding Partner of Trian Management, a member of Trian Management GP and a partner and/or principal of certain of their respective affiliates. As such, each of Messrs. Peltz, May and Garden shares in (i) management fees received by Trian Management which are based on the level of assets managed and (ii) performance-based fees and allocations received by Trian Management and such affiliates which are based on investment performance. Such management fees may be up to 2% of the assets under management and such performance-based fees and allocations may be up to 20% of the increase in the net asset value of the assets under management or the net profits in respect of the assets under management, which include the Shares held by funds and investment vehicles managed by Trian Management. Additionally, each of Messrs. Peltz, May and Garden is entitled to indemnification by each Trian Entity against certain liabilities and expenses arising from or in connection with certain matters relating to each such Trian Entity.

Mr. Daley or certain accounts or vehicles he may be deemed to control wrote call options expiring in January 2018 with respect to (a) 10,000 Shares, at an exercise price of $97.50, (b) 10,000 Shares, at an exercise price of $100.00, (c) 4,000 Shares, at an exercise price of $90.00, (d) 4,000 Shares, at an exercise price of $92.50, (e) 4,000 Shares, at an exercise price of $95.00, and (f) 4,000 Shares, at an exercise price of $97.50. In addition, 259,838 of the Shares beneficially owned by Mr. Daley serve as collateral to secure a third party line of credit.

Each of the Participants has an interest in the election of directors at the 2017 Annual Meeting through the ownership of the Shares as described in this Proxy Statement or as a Nominee, as applicable. To the extent that the adoption of Proposal 4 could have the effect of counteracting any unilateral adoption, amendment or repeal of the Regulations by the Board that purports to impede the effectiveness of Proposal 1, negatively impact the Trian Group’s ability to solicit and/or obtain proxies from shareholders of the Company or otherwise adversely affect shareholders’ ability to vote on Proposal 1, Trian Management and the other members of the Trian Group could be considered to have a material interest in Proposal 4. Each member of the Trian Group intends to vote the Shares owned by it in favor of Proposal 4.

The corporate governance standards of the Company, which are available on the Company’s website at https://www.pg.com/en_US/downloads/company/governance/Corporate_Governance_Guidelines.pdf, provide that the Board will make assessments regarding Board members’ independence in accordance with the listing standards of the New York Stock Exchange and the additional standards described in the Guidelines. The Trian Group has no knowledge of any facts that would prevent the determination that the Nominee or the Alternate Nominee is independent in accordance with the listing standards of the New York Stock Exchange or any additional standards described in the Guidelines.

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements, or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant nor any associate of any Participant was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her, or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement; (xii) there are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; (xiii) none of the Nominee, the Alternate Nominee or any of their respective associates have received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, paragraphs (a)-(j) of Item 402 of Regulation S-K; (xiv) there exist no family relationships between the Nominee or the Alternate Nominee and any director or executive officer of the Company; (xv) there are no interlocking relationships that would have required disclosure had the Nominee or the Alternate Nominee been directors of the Company; (xvi) with respect to the Nominee, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years; and (xvii) neither the Nominee nor any associate of the Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

PROXY INFORMATION

The enclosed WHITE proxy card may be executed only by holders of record of Shares on the Record Date. If you were a shareholder of record on the Record Date, you will retain your voting rights at the 2017 Annual Meeting even if you sell your Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote your Shares on the WHITE proxy card, even if you sell your Shares after the Record Date. The Shares represented by each WHITE proxy card that is properly executed and returned to the Trian Group will be voted at the 2017 Annual Meeting in accordance with the instructions marked thereon. If you have signed the WHITE proxy card and no marking is made, you will be deemed to have given a direction with respect to all of the Shares represented by the WHITE proxy card (i) to vote FOR the election of Mr. Peltz (or, if applicable, the Alternate Nominee) and for the candidates who have been nominated by the Company (other than the Excluded Company Nominee), (ii) to vote FOR the approval of Proposal 4 set forth in this Proxy Statement, and (iii) to abstain from voting on Proposal 2 and Proposal 3 set forth in this Proxy Statement.

If elected, Mr. Peltz would be only one out of eleven members of the Board. Therefore, we are “rounding out” our slate to give shareholders who vote on the enclosed WHITE proxy card the opportunity to vote for all available directorships, including the candidates who have been nominated by the Company (other than the Excluded Company Nominee). Shareholders will therefore be able to vote for the total number of directors up for election at the 2017 Annual Meeting. The Trian Group notes that the exclusion of the Excluded Company Nominee for the purposes of “rounding out” its slate to the available number of directorships does not reflect the Trian Group’s opposition to the Excluded Company Nominee serving on the Board, and, in the event that the Nominee or Alternate Nominee is elected in place of the Excluded Company Nominee at the 2017 Annual Meeting, the Nominee or Alternate Nominee would propose, as his first action as a director of the Company, that the Board immediately re-appoint to the Board the Excluded Company Nominee. You should refer to the Company’s Proxy Statement and form of proxy distributed by the Company for the names, background, qualifications and other information concerning the Company’s candidates. There is no assurance that any of the Company’s nominees will serve as directors if any of the Trian Group’s nominees are elected to the Board. In the event that Mr. Peltz or the Alternate Nominee is elected and that one or more of the Company’s nominees declines to serve with such nominee or nominees, the Regulations provide that the resulting vacancies may be filled by the directors then in office by a vote of the majority of the whole authorized number of directors.

If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can vote your Shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to them to sign and return a WHITE proxy card representing your Shares.

Based on disclosure in the [Company’s Preliminary Proxy Statement,] it is Trian’s understanding that if you are an employee of P&G or one of its subsidiaries and participate in one of its employee plans, including the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock) (the “Plans”), and if you timely submit your voting instructions to the Plan’s trustee by following the instructions on the enclosed WHITE voting instruction form, your shares will be voted as you have directed on the WHITE voting instruction form. If you do not provide the trustee with voting instructions, the trustees of the Plans may vote your shares in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received. The trustee of your Plan must receive your voting instructions no later than

[DAY], [DATE] or, if you are voting via the Internet or by phone, by 11:59 p.m.,

Eastern Daylight Time, on [DAY], [DATE]. Please note that Plan participants may vote their shares through the trustee only and accordingly may not vote their Plan shares in person at the 2017 Annual Meeting.

REVOCATION OF PROXIES

Any shareholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the 2017 Annual Meeting by:

•	submitting a properly executed, subsequently dated WHITE proxy card that will revoke all prior proxy cards, including any WHITE proxy cards which solicit a proxy in favor of all of the incumbent directors;

•	instructing the Trian Group by telephone or via the Internet as to how you would like your shares voted (instructions are on your WHITE proxy card);

•	attending the 2017 Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the 2017 Annual Meeting will not in and of itself constitute revocation of a proxy); or

•	delivering written notice of revocation either to the Trian Group, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or the Corporate Secretary’s Office, One Procter & Gamble Plaza, Cincinnati, OH 45202-3315, or any other address provided by the Company.

Although a revocation is effective if delivered to the Company, the Trian Group requests that either the original or a copy of any revocation be mailed to the Trian Group c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that the Trian Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of our Nominee as a director and the approval of Proposal 4 have been received. The Trian Group may contact shareholders who have revoked their proxies.

IF YOU PREVIOUSLY SIGNED AND RETURNED A [●] PROXY CARD TO THE COMPANY, THE TRIAN GROUP URGES YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED, (3) ATTENDING THE 2017 ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE TRIAN GROUP OR TO THE SECRETARY OF THE COMPANY.

QUORUM AND VOTING

Based on the [Company’s Preliminary Proxy Statement,] there were [●] Shares outstanding and entitled to vote as of the Record Date. In addition, there were approximately [●] shares of Series A and Series B ESOP Convertible Class A Preferred Stock outstanding as of the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the 2017 Annual Meeting. Each Share and each share of Series A and Series B ESOP Convertible Class A Preferred Stock has one vote. Shareholders of the Company will not have rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the 2017 Annual Meeting. The shareholders present in person or by proxy at the 2017 Annual Meeting will constitute a quorum unless a larger proportion is required to take the action stated in the Company’s notice of the 2017 Annual Meeting, in which case, to constitute a quorum, there must be present in person or by proxy the holders of record of shares entitling them to exercise the voting power required by the Company’s Charter to take the action stated. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining whether a quorum is present at the 2017 Annual Meeting.

Assuming a quorum is present or otherwise represented at the 2017 Annual Meeting, the eleven nominees receiving the highest number of votes “FOR” cast will be elected. A “WITHHOLD” vote will have the same effect as a vote “AGAINST” the election of a director nominee. A shareholder cannot abstain in the election of directors and broker non-votes will not be counted.

Assuming a quorum is present or otherwise represented at the 2017 Annual Meeting, Proposals 2 and 3 will be approved by the majority of the votes cast by the shareholders entitled to vote. Abstentions and broker non-votes, if any, will not be taken into account in determining the outcome of the election and the vote on Proposals 2 and 3 because abstentions and broker non-votes will have no effect on the election or these proposals since such actions do not represent votes cast.

Assuming a quorum is present or otherwise represented at the 2017 Annual Meeting, the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors at the 2017 Annual Meeting is required for the approval of Proposal 4. Abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” Proposal 4.

Ohio law provides for the authorization of proxies by electronic means. Accordingly, you may submit your proxy by telephone or the Internet. To submit a proxy with voting instructions by telephone please call the telephone number listed on the WHITE proxy card. Proxies may also be submitted over the Internet. Please refer to the WHITE proxy card for the website information. In each case shareholders will be required to provide the unique control number which has been printed on each shareholder’s WHITE proxy card. In addition to the instructions that appear on the WHITE proxy card, step-by-step instructions will be provided by a recorded telephone message for those shareholders submitting proxies by telephone, or at the designated website for those shareholders submitting proxies over the Internet. Shareholders submitting their proxies with voting instructions by telephone or over the Internet will receive confirmation on the telephone that their vote by telephone was successfully submitted, and may provide an email address for confirmation that their vote by Internet was successfully submitted.

YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY OR INSTRUCT US BY TELEPHONE OR VIA THE INTERNET TO VOTE FOR THE ELECTION OF NELSON PELTZ AND THE COMPANY’S CANDIDATES FOR ELECTION (OTHER THAN THE EXCLUDED COMPANY NOMINEE) AND FOR PROPOSAL 4 SET FORTH IN THIS PROXY STATEMENT.

COST AND METHOD OF SOLICITATION

Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements. Solicitations may also be made by the Nominee, the Alternate Nominee, or Mr. Daley and certain of the respective officers, partners and employees of Trian, none of whom (with the exception of Mr. Daley) will receive additional compensation for such solicitation.

Trian has engaged Innisfree M&A Incorporated (the “Solicitation Agent”) in connection with solicitations relating to the 2017 Annual Meeting. The Solicitation Agent will receive a fee of $[●] and reimbursement of reasonable out-of-pocket expenses for its services in connection with this proxy solicitation. Approximately [●] people may be employed by the Solicitation Agent to solicit proxies from the Company’s shareholders for the 2017 Annual Meeting. Trian has agreed, on behalf of the Funds, to indemnify the

Solicitation Agent against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of all Shares held as of the Record Date. Trian will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The entire expense of soliciting proxies for the 2017 Annual Meeting by the Trian Group is being borne by members of the Trian Group. The Trian Group does not expect to seek reimbursement of such costs from the Company. Although no precise estimate can be made at this time, Trian currently estimates that the total expenses that the Trian Group will incur in furtherance of, or in connection with, the solicitation of proxies for the 2017 Annual Meeting will be $[●]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. As of the date hereof, the Trian Group has incurred approximately $[●] of solicitation expenses.

OTHER PROPOSALS

Except for those proposals set forth under “Other Matters To Be Considered At The Annual Meeting” in this Proxy Statement, we are not aware of any other matters to be considered at the 2017 Annual Meeting. If, however, the Trian Group learns of any other proposals made at a reasonable time before the 2017 Annual Meeting, the Trian Group will either supplement this Proxy Statement and provide shareholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the WHITE proxy card solicited by the Trian Group will vote such proxies in their discretion with respect to such matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Trian Group. Although the Trian Group believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this Proxy Statement, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this Proxy Statement will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this Proxy Statement, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Except to the extent required by applicable law, the Trian Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this Proxy Statement to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

OTHER INFORMATION ABOUT THE COMPANY

Based upon documents publicly filed by the Company, the mailing address of the principal executive offices of the Company is 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202.

Certain information regarding the compensation of directors and executive officers, certain shareholders’ beneficial ownership of more than 5% of the Company’s voting securities, and certain other matters regarding the Company and its officers and directors is required to be contained in the Company’s Proxy Statement. Certain other information regarding the 2017 Annual Meeting, as well as procedures for submitting proposals for consideration at the 2018 annual meeting of shareholders of the Company, is also required to be contained in the Company’s Proxy Statement. Please refer to the Company’s Proxy Statement to review this information. Please note that because the Trian Group was not involved in the preparation of the Company’s Proxy Statement, the Trian Group cannot reasonably confirm the accuracy or completeness of certain information contained in the Company’s Proxy Statement. If the Company does not distribute the Company’s Proxy Statement to shareholders at least ten days prior to the 2017 Annual Meeting, we will distribute to the shareholders a supplement to this proxy statement containing such disclosures at least ten days prior to the 2017 Annual Meeting.

The information concerning the Company and the proposals in the Company’s Proxy Statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although the Trian Group has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement that are made in reliance upon publicly available information are inaccurate or incomplete, to date we have not had access to the books and records of the Company related to such information and statements, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is based only on the knowledge of the Trian Group.

Dated: [●], 2017

Annex A

Information about the Alternate Nominee

The Trian Group is soliciting proxies for the election of Nelson Peltz to the Board at the 2017 Annual Meeting. Mr. Peltz has consented to being named as a nominee in this Proxy Statement and to serving as a director of the Company if elected. However, in the event that Mr. Peltz is unable (due to death, disability, ineligibility or otherwise) or hereafter becomes unwilling for any reason to serve as a director, the proxies named on the enclosed WHITE proxy card will be voted for the Alternate Nominee in place of Mr. Peltz. The Alternate Nominee has consented to being named as a nominee in this Proxy Statement and to serving as a director if elected, if applicable.

Biographical Information

Set forth below is background information about the Alternate Nominee, including his name, age, principal occupation and employment and public company directorships held during the past five years, as well as a description of the qualifications, attributes or skills that led to the conclusion that the Alternate Nominee should serve as a director of the Company, if applicable. Please see the section of this Proxy Statement titled “Information about the Trian Group and other Participants” for additional information about the Alternate Nominee, including information about his beneficial ownership of Shares. We have no knowledge of any facts that would prevent the determination that the Alternate Nominee is independent in accordance with the corporate governance standards of the Company and the pertinent listing standards of the New York Stock Exchange. The Alternate Nominee satisfies all qualifications required by Section 1701.56 of the ORC to serve as a director of the Company.

Name and Business Address	Age	Principal Occupation and Directorships During Past Five Years
Edward P. Garden Trian Fund Management, L.P. 280 Park Avenue New York, New York 10017	55	Mr. Garden has been Chief Investment Officer and a founding partner of Trian Management since November 2005. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive sustainable earnings growth for the benefit of all stakeholders.
		Mr. Garden has served as a director of The Bank of New York Mellon Corporation, a global investments company, since December 2014, and as the Chairman of its Human Resources and Compensation Committee since April 2016. He has also served as director of Pentair plc, a global industrial company, since May 2016. Mr. Garden previously served as a director of Family Dollar Stores, Inc., a discount retailer, from September 2011 until its acquisition by Dollar Tree, Inc. in July 2015, and as a director of Wendy’s, the world’s third largest quick-service hamburger company, from December 2004 to December 2015. In October 2014, Mr. Garden was named to CNBC’s Next List composed of 100 next generation trailblazers expected to change the face of business over the next 25 years.

From December 2004 to June 2007, Mr. Garden served as Vice Chairman and a director of Triarc, where he was also head of corporate development since August 2003. Prior to joining Triarc, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors, and a managing director at BT Alex Brown, where he was co-head of Equity Capital Markets.

Mr. Garden is the son-in-law of Mr. Peltz.

Mr. Garden has served as a director and senior executive of numerous public companies and has over 25 years of experience advising, financing, operating and investing in companies. For the past decade, Mr. Garden, as Chief Investment Officer of Trian Management, has worked with management teams and boards of directors to successfully implement growth initiatives as well as operational, strategic and corporate governance improvements. In addition, Mr. Garden has developed strong operating experience, a network of relationships with institutional investors and investment banking/capital markets experience that can be utilized for the Company’s benefit.

Annex B

Transactions in securities of the Company by each Participant

The following transaction history shows all transactions by the Participants in Shares, Options (as defined below) and Swaps (as defined below) during the past two years. The Shares held by certain of the Funds are held in the ordinary course of business with other investment securities owned by such Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to such Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Shares referenced below.

Trian Onshore		Trian Offshore
Trade Date	Amount	Trade Date	Amount
	Acquired (Sold)		Acquired (Sold)
11/10/2016	81,182	11/10/2016	941,976
11/10/2016	436,577	11/10/2016*	175,161
11/11/2016	81,274	11/11/2016*	175,360
11/14/2016	255,916	11/14/2016*	551,948
11/15/2016	8,501	11/15/2016*	18,335
11/17/2016	34,985	11/17/2016*	75,633
11/18/2016*	448,856	11/18/2016*	970,343
11/21/2016*	5,056	11/21/2016*	10,904
11/22/2016*	12,820	11/22/2016*	27,646
11/23/2016*	204,995	11/23/2016*	442,056
11/29/2016*	88,111	11/29/2016*	190,008
11/30/2016*	321,646	11/30/2016*	693,606
12/1/2016*	72,205	12/1/2016*	155,704
3/17/2017****	--------	3/17/2017****	--------

Co-Investment Fund		Trian Parallel I
Trade Date	Amount	Trade Date	Amount
	Acquired (Sold)		Acquired (Sold)
12/1/2016	957,500	11/10/2016	61,539
12/1/2016*	760,000	11/10/2016	11,443
12/2/2016*	732,383	11/11/2016	11,457
12/5/2016*	269,170	11/14/2016	36,012
12/6/2016*	672,730	11/15/2016	1,196
12/7/2016*	10,500	11/17/2016	4,923
1/4/2017*	408,880	11/18/2016	63,164
1/5/2017*	139,113	11/21/2016	712
1/6/2017*	21,969	11/22/2016	1,806
1/9/2017*	882,467	11/23/2016	28,886
1/10/2017*	964,161	11/29/2016	12,416
1/12/2017**	76,526	11/30/2016	45,323
1/13/2017***	74,898	12/01/2016	10,174
1/17/2017***	79,235
1/18/2017***	167,318	Trian ERISA
1/19/2017***	182,523	Trade Date	Amount
1/27/2017***	50,271		Acquired (Sold)
1/30/2017***	71,499	11/10/2016	35,058

1/31/2017***	33,911	11/10/2016	6,519
2/1/2017***	98,016	11/11/2016	6,526
2/2/2017***	10,809	11/14/2016	20,510
2/6/2017***	87,466	11/15/2016	681
2/7/2017***	26,010	11/17/2016	2,804
2/8/2017***	78,410	11/18/2016	35,972
2/9/2017***	124,424	11/21/2016	400
3/17/2017****	--------	1/31/2017***	468,203
11/22/2016	1,015	2/1/2017***	1,355,340
11/23/2016	16,237	2/2/2017***	149,461
11/29/2016	6,979	2/6/2017***	1,209,470
11/30/2016	25,478	2/7/2017***	359,665
12/1/2016	5,719	2/8/2017***	1,084,245
		2/9/2017***	1,720,522
Strategic Fund-A		3/17/2017****	--------
Trade Date	Amount Acquired
	(Sold)	Fund G
11/11/2016	425,788	Trade Date	Amount Acquired
11/15/2016	9,394		(Sold)
11/17/2016	38,483	11/10/2016	23,421
11/18/2016	450,000	11/10/2016	4,355
11/18/2016*	41,286	11/11/2016	4,361
11/23/2016*	144,501	11/14/2016	13,600
11/29/2016*	62,110	11/15/2016	452
11/30/2016*	226,729	11/17/2016	1,859
12/1/2016*	50,897	11/18/2016	23,853
3/17/2017****	--------	11/21/2016	153
		11/22/2016	388
Coinvest Fund-A		11/23/2016	6,210
Trade Date	Amount Acquired	11/29/2016	2,669
	(Sold)	11/30/2016	9,744
1/4/2017*	151,120	12/1/2016	2,187
1/5/2017*	51,416	2/6/2017	23,523
1/6/2017*	8,120	2/7/2017	6,995
1/9/2017*	326,154	2/8/2017	21,088
1/10/2017*	356,347	2/9/2017	33,462
4/3/2017****	--------
		Strategic Fund-G II
Strategic Fund-D		Trade Date	Amount Acquired
Trade Date	Amount		(Sold)
	Acquired (Sold)	11/10/2016	80,203
11/10/2016	89,977	11/10/2016	14,914
11/10/2016	16,731	11/11/2016	14,931
11/11/2016	16,751	11/14/2016	47,384
11/14/2016	18,741	11/15/2016	1,574
11/15/2016	623	11/17/2016	6,448
11/17/2016	2,204	11/18/2016	79,318
11/18/2016	28,274	11/21/2016	911
2/6/2017	70,637	11/22/2016	2,310

2/7/2017	21,006	11/23/2016	36,936
2/8/2017	63,324	11/29/2016	15,876
2/9/2017	100,484	11/30/2016	57,953
		12/1/2016	13,010
SPV XII		2/6/2017	5,501
Trade Date	Amount Acquired	2/7/2017	1,636
	(Sold)	2/8/2017	4,931
1/6/2017	12,450	2/9/2017	7,825
1/9/2017	500,099
1/10/2017	415,081	Strategic Fund-G III
1/10/2017*	131,315	Trade Date	Amount Acquired
1/11/2017*	1,428,020		(Sold)
1/12/2017**	1,056,574	11/10/2016	39,204
1/13/2017***	1,034,102	11/10/2016	7,290
1/17/2017***	1,093,977	11/11/2016	7,298
1/18/2017***	2,310,116	11/14/2016	23,161
1/19/2017***	2,520,056	11/15/2016	769
1/27/2017***	694,076	11/17/2016	3,152
1/30/2017***	987,166	11/18/2016	40,238
11/21/2016	435	11/29/2016	22,176
11/22/2016	1,102	11/30/2016	80,954
11/23/2016	17,630	12/1/2016	18,173
11/29/2016	7,577	2/6/2017	47,046
11/30/2016	27,662	2/7/2017	13,990
12/1/2016	6,210	2/8/2017	42,175
2/6/2017	1,344	2/9/2017	66,925
2/7/2017	400
2/8/2017	1,205	Mr. Daley
2/9/2017	1,913	Trade Date	Amount Acquired
			(Sold)
Fund N		12/4/2015	(10,000)
Trade Date	Amount Acquired	1/22/2016	(10,000)
	(Sold)	1/26/2016	(20,000)
11/10/2016	130,041	1/29/2016	(10,000)
11/10/2016	24,181	2/5/2016	(10,000)
11/11/2016	24,209	2/8/2016	(10,000)
11/14/2016	76,827	2/22/2016	(20,000)
11/15/2016	2,552	2/25/2016	(20,000)
11/17/2016	10,455	2/26/2016	(10,000)
11/18/2016	133,470	3/1/2016	(5,000)
11/21/2016	1,442	3/3/2016	(7,232)
11/22/2016	3,657	6/23/2016	(20,000)
11/23/2016	58,478	6/30/2016	(10,000)
11/29/2016	25,135	7/5/2016	(10,000)
11/30/2016	91,755	7/11/2016	(10,000)
12/1/2016	20,598	7/13/2016	(10,000)
		7/15/2016	(10,000)

Strategic Fund-K		7/19/2016	(10,000)
Trade Date	Amount Acquired	8/1/2016	(10,000)
	(Sold)	8/4/2016	(10,000)
11/10/2016	98,004	8/11/2016	(8,090)
11/10/2016	18,224	8/12/2016	(11,910)
11/11/2016	18,245	8/17/2016	(10,000)
11/14/2016	57,901	8/18/2016	(10,000)
11/15/2016	1,923	8/23/2016	(20,000)
11/17/2016	7,879	8/25/2016	(20,000)
11/18/2016	100,589	8/29/2016	(20,000)
11/21/2016	1,087	9/2/2016	(10,000)
11/22/2016	2,756	9/15/2016	(10,000)
11/23/2016	44,071	9/19/2016	(7,480)
11/29/2016	18,943	12/23/2016	(3,200)
11/30/2016	69,150	1/17/2017	(20,000)
12/1/2016	15,523	1/20/2017	(72,500)
2/6/2017	13,444	1/24/2017	(20,000)
2/7/2017	3,998	1/31/2017	(20,000)
2/8/2017	12,052	2/8/2017	(20,000)
2/9/2017	19,124	2/15/2017	(20,000)
		2/17/2017	(15,200)
Strategic Fund-C		2/22/2017	(4,512)
Trade Date	Amount Acquired	3/17/2017	(22,500)
	(Sold)	3/20/2017	(11)
11/17/2016	17,675
11/18/2016	225,637

 *On the various dates set forth above, the named persons entered into a series of privately negotiated back-to-back call and put transactions (the “UBS Options”) with UBS AG, London Branch (the “UBS Counterparty”) through which they acquired beneficial ownership of an aggregate of 12,479,781 Shares and as a result were subject to the same economic gain or loss as if they had purchased the underlying Shares on the dates set forth above. More specifically, these transactions represented call options that had an expiration date of May 16, 2018 (the “UBS Expiration Date”). Simultaneously with the purchase of each call option, each named person also sold a put option to the UBS Counterparty for the same number of Shares pursuant to which, if on the UBS Expiration Date the call option had not been exercised by the named person and the exercise price were greater than the closing price of the Shares on the UBS Expiration Date (the “UBS Closing Price”), the UBS Counterparty could have required the named person to, at such person’s election, either (i) pay the UBS Counterparty an amount of cash equal to the product of (a) the excess of the exercise price over the UBS Closing Price and (b) the number of Shares set forth above or (ii) acquire from the UBS Counterparty the number of Shares set forth above at the exercise price. With the exercise of any call options, a corresponding number of put options would be automatically terminated. As part of these transactions, each of the named persons paid the UBS Counterparty a financing fee based on the number of days that the UBS Options that it held were outstanding, which fee was calculated using a monthly rate equal to one month LIBOR plus a spread. No premium was paid by any of the parties in connection with the UBS Options. Until exercised by electing to acquire Shares, the UBS Options did not give any of the named persons any direct or indirect voting, investment or dispositive control over the underlying Shares.

** On the various dates set forth above, Co-Investment Fund and SPV XII entered into a series of total return swap transactions (the “Swaps”) with the UBS Counterparty representing economic exposure to 1,133,100 Shares (the “Notional Shares”) as a result of which they were subject to the same economic gain or loss as if they had purchased the Notional Shares on the dates set forth above. The Swaps had an expiration date of May 11, 2018, but could be terminated earlier at the election of Co-Investment Fund or SPV XII, as applicable. The Swaps were settleable in cash, except that each of Co-Investment Fund and SPV XII were permitted, subject to the satisfaction of certain conditions, to elect to settle the Swaps by receiving physical delivery of the Notional Shares. As part of these transactions, each of Co-Investment Fund and SPV XII paid the UBS Counterparty a financing fee based on the number of days that the Swaps that it held were outstanding, which fee was calculated using a monthly rate equal to one month LIBOR plus a spread. No premium was paid by any of the parties in connection with the Swaps. Until exercised by electing physical delivery of the Notional Shares, the Swaps did not give Co-Investment Fund or SPV XII any direct or indirect voting, investment or dispositive control over the underlying Shares.

*** On the various dates set forth above, Co-Investment Fund and SPV XII entered into a series of privately negotiated back-to-back call and put transactions (the “MS Options,” and together with the UBS Options, the “Options”) with Morgan Stanley & Co. International plc (the “MS Counterparty”) through which they acquired beneficial ownership of an aggregate of 16,071,189 Shares and as a result were subject to the same economic gain or loss as if they had purchased the underlying Shares on the dates set forth above. The MS Options had an expiration date of July 18, 2018, and otherwise had substantially similar terms to the UBS Options described above. As part of these transactions, each of Co-Investment Fund and SPV XII paid the MS Counterparty a financing fee based on the number of days that the MS Options that it held were outstanding, which fee was calculated using a monthly rate equal to one month LIBOR plus a spread. No premium was paid by any of the parties in connection with the MS Options. Until exercised by electing to acquire Shares, the MS Options did not give any of the named persons any direct or indirect voting, investment or dispositive control over the underlying Shares.

**** On March 17, 2017, Trian Onshore, Co-Investment Fund, Trian Offshore, Strategic Fund-A and SPV XII exercised all of their UBS Options pursuant to which they acquired ownership of a total of 11,586,624 Shares for an aggregate exercise price of $958,002,271, and on April 3, 2017, Coinvest Fund-A exercised all of its UBS Options pursuant to which it acquired 893,157 Shares for an aggregate exercise price of $74,836,199. On March 17, 2017, Co-Investment Fund and SPV XII (i) exercised all of their MS Options pursuant to which they acquired ownership of a total of 16,071,189 Shares for an aggregate exercise price of $1,387,193,706 and (ii) settled all of their Swaps via physical delivery pursuant to which they acquired ownership of all of the Notional Shares for an aggregate settlement price of $94,308,788.

The following transaction history shows all transactions by members of the Trian Group in call options (other than the call options associated with the Options described above). Each call option entitled the holder to acquire 100 Shares on or prior to February 17, 2017, at the exercise price indicated below. All transactions in call options were effected over-the-counter with the MS Counterparty.

Trian Onshore			Trian ERISA

Trade Date	Amount Acquired	Strike Price	Trade Date	Amount Acquired	Strike Price
	(Sold)			(Sold)
2/10/2017	5,629	$88.50	2/10/2017	454	$88.50
2/13/2017	1,914	$88.50	2/13/2017	154	$88.50
2/14/2017	1,351	$88.50	2/14/2017	109	$88.50
2/14/2017	354	$88.00	2/14/2017	29	$88.00
2/16/2017	(4,240)	$88.50	2/16/2017	(342)	$88.50
2/17/2017	(354)	$88.00	2/17/2017	(29)	$88.00
2/17/2017	(4,654)	$88.50	2/17/2017	(375)	$88.50

Trian Offshore			Strategic Fund-A

Trade Date	Amount Acquired	Strike Price	Trade Date	Amount Acquired	Strike Price
	(Sold)			(Sold)
2/10/2017	12,052	$88.50	2/10/2017	4,648	$88.50
2/13/2017	4,099	$88.50	2/13/2017	1,580	$88.50
2/14/2017	2,892	$88.50	2/14/2017	1,116	$88.50
2/14/2017	756	$88.00	2/14/2017	292	$88.00
2/16/2017	(9,077)	$88.50	2/16/2017	(3,501)	$88.50
2/17/2017	(756)	$88.00	2/17/2017	(292)	$88.00
2/17/2017	(9,966)	$88.50	2/17/2017	(3,843)	$88.50

Parallel Fund I			Strategic Fund-N

Trade Date	Amount Acquired	Strike Price	Trade Date	Amount Acquired	Strike Price
	(Sold)			(Sold)
2/10/2017	842	$88.50	2/10/2017	1,375	$88.50
2/13/2017	286	$88.50	2/13/2017	467	$88.50
2/14/2017	202	$88.50	2/14/2017	330	$88.50
2/14/2017	53	$88.00	2/14/2017	86	$88.00
2/16/2017	(634)	$88.50	2/16/2017	(1,036)	$88.50
2/17/2017	(53)	$88.00	2/17/2017	(86)	$88.00
2/17/2017	(696)	$88.50	2/17/2017	(1,136)	$88.50

SPECIAL INSTRUCTIONS

Please review this Proxy Statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

1.	If your Shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card today to The Trian Group, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your Shares voted (instructions are on your WHITE proxy card).

2.	If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your Shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card as soon as possible.

3.	After signing and returning the enclosed WHITE proxy card, we urge you NOT to return P&G’s [•] proxy card because only your latest dated proxy card will be counted.

4.	If you have previously signed and returned a [●] proxy card to P&G, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to P&G by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Proxies may also be revoked at any time prior to exercise by: (i) attending the 2017 Annual Meeting and voting in person (although attendance at the 2017 Annual Meeting will not in and of itself constitute revocation of a proxy), (ii) instructing us by telephone or via the Internet as to how you would like your Shares voted (instructions are on your WHITE proxy card) or (iii) delivering a written notice of revocation. The written notice of revocation may be delivered either to the Trian Group c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Corporate Secretary’s Office, 1 Procter & Gamble Plaza, Cincinnati, OH 45202-3315, or any other address provided by the Company.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your Shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022
Shareholders Call Toll-Free: (877) 750-8338
Banks and Brokers Call Collect: (212) 750-5833

Email: material@innisfreema.com (Requests for materials only)

PRELIMINARY COPY SUBJECT TO COMPLETION

THIS PROXY IS SOLICITED BY THE TRIAN GROUP

AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

2017 Annual Meeting of Shareholders of The Procter & Gamble Company

[●], 2017

YOUR VOTE IS IMPORTANT--PLEASE VOTE TODAY.

VOTE BY INTERNET

Please access https://www.proxyvotenow.com/pgt (please note you must type an “s” after “http”).

Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

VOTE BY TELEPHONE

Please call toll-free in the U.S. or Canada at 1-866-883-2397, on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9097.) Then, simply follow the easy voice prompts.

You will be required to provide the unique Control Number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your WHITE proxy card.

CONTROL NUMBER :

VOTE BY MAIL Please complete, sign, date and return the proxy card in the envelope provided to: The Trian Group, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH THE CARD HERE AND SIGN, DATE RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

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THE TRIAN GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEE IN PROPOSAL 1.

PROPOSAL 1 – To elect Nelson Peltz (“Mr. Peltz” or the “Nominee”) and the candidates who have been nominated by P&G to serve as directors other than [●] (the “Excluded Company Nominee”) for whom the Trian Group (as defined in the Proxy Statement) is NOT seeking authority to vote for and WILL NOT exercise any such authority.

□ FOR ALL NOMINEES	□ WITHHOLD ALL	□ FOR ALL EXCEPT

NOTE: If you do not wish for your shares to be voted “FOR” the Nominee or one or more additional P&G nominees , mark the “FOR ALL EXCEPT” box and write the name of the Nominee or the P&G nominee(s), as applicable. There is no assurance any of the P&G nominees will serve as directors if the Nominee is elected to the Board.

THE TRIAN GROUP MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2 AND 3.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2 – Ratification of Independent Registered Public Accounting Firm	□	□	□
PROPOSAL 3 –Advisory Vote on Executive Compensation	□	□	□

THE TRIAN GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 4.

PROPOSAL 4 – To repeal each provision or amendment of the Regulations of the Company adopted by the Board of Directors of the Company (and not by the Company’s shareholders) subsequent to April 8, 2016 and prior to the approval of this resolution.

□ FOR	□ AGAINST	□ ABSTAIN

Date

Signature

Signature (if held jointly)

Title or Authority

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

PLEASE VOTE TODAY

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH THE CARD HERE AND SIGN, DATE RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

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WHITE Proxy Card

THIS PROXY IS SOLICITED BY THE TRIAN GROUP

AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

2017 Annual Meeting of Shareholders of The Procter & Gamble Company

[●], 2017

The undersigned hereby appoints Nelson Peltz, Peter W. May and Edward P. Garden, and each of them, with full power of substitution, as proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of The Procter & Gamble Company (the “Company” or “P&G”) that the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Shareholders of P&G, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2017 Annual Meeting”).

The Trian Group intends to use this proxy to vote “FOR” Mr. Peltz and “FOR” the candidates who have been nominated by the Company to serve as directors other than the Excluded Company Nominee for whom the Trian Group is NOT seeking authority to vote for and WILL NOT exercise any such authority. In the event that Mr. Peltz is unable (due to death, disability, ineligibility or otherwise) or hereafter becomes unwilling for any reason to serve as a director, this proxy card will be voted for Edward P. Garden (“Mr. Garden” or the “Alternate Nominee”) in place of Mr. Peltz. The Nominating Funds (as defined in the Proxy Statement) reserve the right to withdraw the nomination of the Nominee or the Alternate Nominee or any additional or substitute nominee at any time.

IF YOU VALIDLY EXECUTE AND RETURN THIS PROXY CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED FOR PROPOSAL 1 AND PROPOSAL 4 (EXCEPT YOU WILL NOT BE DEEMED TO VOTE FOR THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED UNDER PROPOSAL 1) AND YOU WILL BE DEEMED TO HAVE ABSTAINED FROM VOTING ON PROPOSAL 2 AND PROPOSAL 3. THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS.

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE)